UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14a
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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INTERCEPT, INC.
________________________________________________________________________________________________________
(Name of Registrant as Specified in Its Charter)

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PRESS RELEASE
Contact: Carole Collins
Investor Relations Director
(770) 248-9600

INTERCEPT HIRES INVESTMENT BANKER TO
EXPLORE POSSIBLE SALE

InterCept Also Settles Proxy Contest with JANA Partners

ATLANTA, GA (June 11, 2004) – InterCept, Inc. (Nasdaq: ICPT), a leading provider of technology products and services for financial institutions, today announced that it will explore strategic alternatives to enhance shareholder value, including a possible sale of the company, and has retained Jefferies & Company, Inc. as its financial advisor to assist the company in doing so. In addition, InterCept and JANA Partners LLC announced today that they have agreed to settle their proxy contest and pending litigation and to jointly support a panel of director nominees for election at the 2004 annual meeting of InterCept shareholders.

According to John W. Collins, Chairman and Chief Executive Officer of InterCept, “Based on recent strong levels of interest from prospective purchasers and feedback provided by some of our shareholders, we believe that an exploration of strategic alternatives at this time is in the best interest of the company. To avoid the distraction of a proxy fight and improve our ability to achieve maximum value for our shareholders, we have settled our dispute with JANA. We look forward to working with JANA to enhance value for all InterCept shareholders.”

InterCept and JANA have agreed that, on or before June 24, 2004, the size of the InterCept Board will be increased from six to nine members, and that Kevin J. Lynch and Marc Weisman, two nominees proposed by JANA, will be elected to fill the newly-created Class II and III director seats and Robert Finzi of Sprout Group will be offered the newly-created Class I board seat. InterCept and JANA also have agreed to dismiss the litigation pending in the United States District Court for the Northern District of Georgia, Atlanta Division, relating to the conduct of the 2004 annual meeting, and that InterCept will reimburse JANA for up to $750,000 of its expenses if the shareholders approve a sale of the company. InterCept also agreed to hold its 2005 annual meeting, if necessary, not later than April 15, 2005.

According to Barry S. Rosenstein, managing member of JANA Partners, “InterCept’s board of directors has been responsive to our proposal to explore strategic alternatives and to allow JANA’s representatives to have a role in the InterCept boardroom. We are eager to work with the InterCept board to maximize shareholder value.”

InterCept also announced that at the annual meeting scheduled for June 24, 2004, management, with the support of JANA, intends to convene and then adjourn the annual meeting until September 14, 2004. “Due to the possibility that we may be convening a shareholders meeting in the coming months to approve a sale, business combination or other strategic transaction, we have decided to postpone our annual meeting in order to avoid the time and expense associated with perhaps conducting two shareholder meetings in close proximity to one another,” noted Collins. At the 2004 annual meeting, the InterCept board and JANA will jointly support the election of Mr. Finzi or another independent nominee as a Class I director, Mr. Lynch as a Class II director and John W. Collins, Arthur G. Weiss and Marc Weisman as Class III directors.

About InterCept

InterCept, Inc. is a single-source provider of a broad range of technologies, products and services that work together to meet the technology and operating needs of financial institutions. InterCept’s products and services include core data processing, check processing and imaging, electronic funds transfer, debit card processing, data communications management, and related products and services. For more information about InterCept, go to www.intercept.net or call 770.248.9600.

This release contains forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions, estimates, and projections about InterCept and its industry. These looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of InterCept’s control, that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include whether InterCept will be able to negotiate and consummate a strategic transaction. Other risks and factors that may affect InterCept and its share price are discussed in detail in the section in its most recent Quarterly Report on Form 10-Q entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations – Disclosure Regarding Forward-Looking Statements.